Exhibit 99.1

KULR Signs Distribution and Integration Agreement with EDOM Technology to Support AI Ecosystem Supply Chain

HOUSTON / GLOBENEWSWIRE / January 27, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, today announced its strategic partnership with EDOM Technology (EDOM) (3048.TW), a long-standing NVIDIA Channel Partner and a premier integration and distribution company. This collaboration positions KULR to deliver its innovative KULR Xero Vibe™ (KXV) and KULR ONE product lines to Taiwan, a global epicenter of AI supply chain development, by leveraging its suite of energy management products and solutions to address the need for large-scale systems cooling within the AI ecosystem.

The partnership will enable KULR to service both server and edge computing devices within the AI supply chain while deploying its suite of energy management products and solutions to meet the needs of the entire AI ecosystem. By aligning with a strategic partner like EDOM, KULR is positioning itself to address the global surge in demand for AI infrastructure, fueled by initiatives like The Stargate Project making a recent $500 billion push to accelerate AI infrastructure expansion in the United States.

“Our partnership with EDOM underscores our commitment to scaling our AI solutions to meet the growing demands of the industry,” said Michael Mo, CEO of KULR Technology Group. “EDOM’s deep-rooted relationship with NVIDIA and extensive expertise in the AI supply chain make them an ideal partner to integrate and distribute our technologies, such as the KXV and KULR ONE, across the region.”

Taiwan plays a pivotal role in the global AI supply chain, driving advancements that shape the future of AI infrastructure. Highlighting this prominence, Bloomberg featured Taiwan's critical importance in the AI ecosystem. With EDOM as its strategic partner, KULR is set to expand its reach and impact, leveraging EDOM's market expertise to scale its AI business in Taiwan and Asia more broadly.

In recent months, the Company has made significant progress advancing its infrastructure buildout to support the AI ecosystem, including:

•	KXV Licensing Partnership for Data Center Cooling: KULR secured a licensing partnership with a leading Japanese corporation specializing in systems integration and advanced semiconductor solutions. The KXV technology will be utilized to balance industrial-scale fan systems for data center cooling, HVAC, and other industrial applications.
•	KXV with NVIDIA Jetson: KULR launched KXV integrated with NVIDIA Jetson, offering enhanced vibration mitigation for edge AI applications. This integration provides superior vibration control combined with AI capabilities for high-performance and reliable operation in edge AI environments.
•	Carbon Fiber Cathode Licensing Agreement in Nuclear Reactor Systems: KULR granted a licensing agreement to a new technology partner for advanced carbon fiber cathode applications in nuclear reactor systems in Japan. The license will support laser-based nuclear fusion systems and small modular reactors (SMRs), a cutting-edge, cost-effective, and reliable approach to fusion energy using high-powered lasers. According to Goldman Sachs Research, nuclear power will be a key part of a suite of new energy infrastructure built to meet surging data-center power demand driven by artificial intelligence.

Mo concluded, “With our shared focus on innovation and a commitment to driving progress, this collaboration with EDOM empowers us to deliver cutting-edge technologies, from thermal management solutions to AI-optimized products like the Jetson AI platform, to the rapidly expanding AI supply chain.”

Together, KULR and EDOM are poised to innovate at the intersection of AI and energy management, building a resilient supply chain ecosystem to support the next generation of AI technologies.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

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KULR Technology Group, Inc.

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